As filed with the Securities and Exchange Commission on July 22, 2002.

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SOUTHWALL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2251470 (I.R.S. employer identification no.)

1029 Corporation Way, Palo Alto, California	94303
(Address of principal executive offices)	(Zip Code)

1998 Stock Plan for Employees and Consultants

1997 Stock Incentive Plan

1997 Employee Stock Purchase Plan

(Full title of the plans)

Robert Freeman

Senior Vice President and Chief Financial Officer

Southwall Technologies Inc.

1029 Corporation Way

Palo Alto, California 94303

(Name and address of agent for service)

(650) 962-9111

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.001 par value	500,000	$4.40	$2,200,000	$202.40

(1)     This registration statement shall also cover any additional number of shares as may be required pursuant to the plans in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common Stock of Southwall Technologies Inc.

(2)     Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on July 18, 2002

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8, as amended, and relates to 500,000 shares of Common Stock, $.001 par value per share, of Southwall Technologies Inc. (the “Company”). 250,000 of those shares represent the annual increase in the number of shares issuable under the Company’s 1997 Stock Incentive Plan (the “1997 Plan”), 100,000 of those shares represent the increase in the number of shares issuable under the Company’s 1997 Employee Stock Purchase Plan (the “1997 Purchase Plan”) and 150,000 of those shares represent the annual increase in the number of shares issuable under the Company’s 1998 Stock Plan for Employees and Consultants (the “1998 Plan”). The Company previously filed with the Securities and Exchange Commission (the “Commission”), on September 17, 2001, June 2, 2000, May 26, 1999, October 28, 1998, and August 25, 1997, Registration Statements on Form S-8 (File Nos. 333-69486, 333-38530, 333-79359, 333-66277, and 333-34287, respectively), covering an aggregate of 1,400,000 shares of the Company’s Common Stock then reserved for issuance under the 1997 Plan, an aggregate of 225,000 shares of the Company’s Common Stock then reserved for issuance under the 1997 Purchase Plan and an aggregate of 700,000 shares of the Company’s Common Stock then reserved for issuance under the 1998 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(a)        The Company’s Annual Report on Form 10-K for the year ended December 31, 2001, containing the Company’s audited financial statements for the fiscal year then ended, filed April 1, 2002;

(b)       The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2002 filed May 17, 2002; and

(c)        The description of the Company’s Common Stock contained in the Company’s registration statement No. 0-15930 on Form 8-A filed with the Commission on July 6, 1987, under Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company after the initial filing date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which de-registers all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the “1933 Act”). Southwall’s Bylaws provide for mandatory indemnification of its directors and permissible indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Southwall’s Certificate of Incorporation provides that, under the Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to Southwall and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Southwall for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Southwall's Board of Directors has provided Southwall’s officers, employees and agents with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.  The Company maintains directors and officers liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4

Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 0-15930 on Form 8-A, which is incorporated herein by reference under the Item 3(c) of this Registration Statement.

5	Opinion and consent of Choate, Hall & Stewart
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Choate, Hall & Stewart is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-3 of this Registration Statement.

Item 9. Undertakings

(a)     The Company hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)     that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The Company hereby undertakes that, for purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto in the State of California, on July 22, 2002.

Southwall Technologies Inc.
(Registrant)

By:	/s/ Thomas G. Hood
Thomas G. Hood
President, Chief Executive Officer, and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas G. Hood and Robert Freeman, jointly and severally, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on July 22, 2002 by the following persons in the capacities indicated.

Name	Capacity

/s/ Thomas G. Hood	President, Chief Executive Officer and Director
Thomas G. Hood	(Principal Executive Officer)

/s/ Robert Freeman	Senior Vice President and Chief Financial
Robert Freeman	Officer (Principal Financial and Accounting
Officer)

/s/ Tadahiro Murakami	Director
Tadahiro Murakami

/s/ Bruce J. Alexander	Director
Bruce J. Alexander

/s/ Dr. Joseph B. Reagan	Director
Dr. Joseph B. Reagan

/s/ Walter C. Sedgwick	Director
Walter C. Sedgwick

/s/ Robert C. Stempel	Director
Robert C. Stempel